EXHIBIT 99.1

Royale Energy to Commence Trading on OTCQB® Venture Market

Company Achieves Important Capital Markets Milestone Following Restoration of SEC Reporting Compliance

SAN DIEGO, Nov. 04, 2026 (GLOBE NEWSWIRE) -- Royale Energy, Inc. (OTCQB: ROYL) (“Royale” or the “Company”) today announced that its common stock is scheduled to commence trading on the OTCQB® Venture Market, operated by OTC Markets Group Inc., effective Wednesday, November 4, 2026, under the ticker symbol ROYL.

The commencement of trading on OTCQB represents an important milestone in Royale’s ongoing efforts to strengthen its capital markets position, enhance transparency and improve access to the investment community.

The move to OTCQB follows the Company’s successful completion of previously delinquent SEC filings, restoration of its reporting status under the Securities Exchange Act of 1934, and subsequent resumption of trading on the OTC Pink market.

A MILESTONE IN ROYALE’S CAPITAL MARKETS STRATEGY

“Commencing trading on the OTCQB is an important accomplishment for Royale Energy and our shareholders,” said Johnny Jordan, Chief Executive Officer of Royale Energy. “Over the past several months, we have made significant progress in addressing our reporting requirements, restoring public market access and strengthening the Company’s overall financial and operational foundation. Achieving OTCQB quotation is another meaningful step forward as we work to enhance shareholder value and position Royale for its next phase of growth.”

The OTCQB Venture Market is designed for developing and entrepreneurial companies that meet specified financial, reporting and corporate governance standards. The market provides greater transparency and a recognized trading platform for companies seeking to broaden their exposure to investors.

LOOKING AHEAD

With SEC reporting compliance restored and trading scheduled to commence on OTCQB, Royale’s management and Board of Directors will continue to focus on strengthening the Company’s financial position, advancing its oil and natural gas operations and pursuing strategic initiatives designed to maximize long-term shareholder value.

The Company views its OTCQB quotation as an important step in its broader capital markets strategy, which includes evaluating opportunities to pursue a future listing on a national securities exchange, subject to satisfying applicable listing requirements.

ABOUT ROYALE ENERGY, INC.

Royale Energy, Inc. is an independent oil and natural gas exploration and production company with operations and interests in California and Texas. The Company is focused on developing its existing asset base, pursuing strategic growth opportunities and creating long-term value for its shareholders.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of applicable federal securities laws. These statements include, but are not limited to, statements regarding the Company’s strategic initiatives, future operational activities, capital markets objectives and potential listing on a national securities exchange. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. There can be no assurance that the Company will achieve its strategic objectives or qualify for listing on a national securities exchange. Royale Energy undertakes no obligation to update forward-looking statements except as required by law.

INVESTOR RELATIONS CONTACT

Royale Energy, Inc.
Phone: (800) 447-8505
Email: IR@royl.com
Website: www.royl.com